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                     February 8, 2024

       Paul Mobley
       Chief Financial Officer
       Noble Roman's Inc.
       6612 E. 75th Street
       Suite 450
       Indianapolis, IN 46250

                                                        Re: Noble Roman's Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-11104

       Dear Paul Mobley:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services